Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Envision Healthcare Holdings, Inc. for the registration of 1,200,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of Envision Healthcare Holdings, Inc., and the effectiveness of internal control over financial reporting of Envision Healthcare Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
March 25, 2015